Exhibit (2).2
                        MUTUAL WAIVER AND AGREEMENT



     THIS MUTUAL WAIVER AND AGREEMENT is made by and between South Alabama Bancorporation, Inc., an Alabama bank holding corporation ("South Alabama"),
The Monroe County Bank, an Alabama banking corporation ("MCB"), and Peterman State Bank, an Alabama banking corporation ("PSB"), who have entered into that certain Agreement and Plan of Merger dated as of October 14, 1997 (the "Merger Agreement"). Capitalized terms not defined herein shall have the meaning ascribed to them in the Merger Agreement.

                                BACKGROUND
     A. The Merger Agreement provides that PSB's Board of Directors may terminate the Merger Agreement in the event that the average Market Value of South Alabama's common stock during the Valuation Period is greater than $26.00 per share ("Price Cap Termination").

     B. The Merger Agreement also provides that either South Alabama and MCB or PSB may terminate the Merger Agreement in the event that the Merger is not consummated by March 31, 1998, or in the event that all of the conditions precedent to the Merger cannot be satisfied or fulfilled prior to such date ("Delay Termination").

     C. South Alabama's common stock has from time to time within the last several months traded in excess of $26.00 per share, and it is possible that, depending on when the Closing occurs, PSB may have the right to invoke Price Cap Termination.

     D. Obtaining regulatory approval of the Merger has taken substantially longer than either South Alabama, MCB or PSB expected, and it is certain that the Merger will not be effective before March 31, 1998.

     E. Notwithstanding the foregoing, the Parties desire to provide assurances to each other than they still intend to consummate the Merger.

     F. PSB has certain non-performing loans that it has written off its books and which are described on the attached Exhibit A (the "Loans") which is incorporated herein by reference.

     G. PSB proposes to sell the Loans to an entity owned by certain of its shareholders for $40,000 (the "Loan Sale").

     H. In accordance with the Merger Agreement the parties have agreed upon the Deemed Book Value for PSB's common stock for purposes of calculating the Exchange Ratio.

     NOW THEREFORE, in consideration of the foregoing and the mutual benefits to be received by each of the parties hereto upon the consummation of the Merger, the parties do hereby, state, agree to and confirm the following:

     1. PSB hereby waives its right to invoke Price Cap Termination; provided, however, that in the event the average Market Value for South Alabama Common Stock during the Valuation Period exceeds $28.00 per share, then the average Market Value for South Alabama Common Stock shall be set at $28.00 per share for purposes of determining the Exchange Ratio.

     2. South Alabama, MCB and PSB hereby waive their respective rights to invoke Delay Termination until June 30, 1998.

     3. The Deemed Book Value of PSB s common stock is hereby determined to be $1,912,000.00; provided that in the event the Loan Sale is consummated prior to Closing, the Deemed Book Value of PSB's common stock shall be increased by $40,000 to $1,952,000.

     4. The undersigned each represents and warrants that it has all requisite corporate power and authority necessary to execute, deliver and perform this Mutual Waiver and Agreement and to bind itself hereto.

     IN WITNESS WHEREOF, the undersigned have caused this Mutual Waiver and
Agreement to be executed in multiple originals as of the   25th   day of
March, 1998.


                         SOUTH ALABAMA BANCORPORATION, INC.


                         BY:       /s/ W. Bibb Lamar, Jr.
                              W. Bibb Lamar, Jr.
                              As its President


                         THE MONROE COUNTY BANK


                         BY:       /s/ Haniel S. Croft
                              Haniel F. Croft
                              As its President


                         PETERMAN STATE BANK


                         BY:      /s/ J. Robison Harper
                              J. Robison Harper
                              As its President